EXHIBIT 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2019 OPERATING AND FINANCIAL RESULTS

Record Quarterly Revenue of $23.3 Million, an 83% Increase Compared to First Quarter 2018

EWING, NJ, May 2, 2019 -- Antares Pharma, Inc. (NASDAQ: ATRS) (“the Company”) today reported operating and financial results for the first quarter ended March 31, 2019.  The Company reported revenue of $23.3 million and a net loss per share of $0.03 for the quarter ended March 31, 2019.

“The record revenue we reported today marks the start of what we believe will be an extraordinary year for Antares.    We believe the significant growth in revenue validates our strategy to focus on the development of both propriety and partnered products.” said Robert F. Apple, President and Chief Executive Officer of the Company.  “This strategy provided six commercial products currently on the market, all contributing to our top-line growth.  Our four partnered products with Teva, AMAG and Ferring leverages their commercial experience and infrastructure which allows us to solely focus on the success of XYOSTED and OTREXUP.  The XYOSTED launch is off to a strong start with month over month prescription growth since launch.   Over time, we believe that revenue from XYOSTED will increase and become a significant contributor to our expanding and diversified commercial business.”

First Quarter 2019 and Recent Highlights

•

Reported first quarter 2019 revenue of $23.3 million, an increase of 83% compared to the same period last year.  Generated first quarter product revenue of $18.3 million, an increase of 67% compared to the same period last year.  First quarter royalty revenue was $4.1 million as compared to $0.5 million reported in the same period last year, a 768% increase.  Cash and cash equivalents were $23.2 million at March 31, 2019.

•

Announced receipt of orphan drug designation to evaluate the use of subcutaneous methotrexate for the treatment of ectopic pregnancy.  The Company plans to design a development program utilizing a proprietary auto injector device with doses of methotrexate not commercially approved or available in an auto injector.

•

Appointed Dr. Karen Smith to the Antares Board of Directors, filling the seat vacated by the retirement of Dr. Jacques Gonella.  Dr. Smith has over 20 years of biopharmaceutical industry experience in the United States, Europe, Canada and Asia, and currently serves as Chief Executive Officer for Eliminate Cancer (ECI), a cutting-edge oncology R&D and venture organization.

First Quarter 2019 Financial Results

Total revenue represents revenue generated from product sales, development activities and royalties.  Total revenue was $23.3 million for the three months ended March 31, 2019, compared to $12.7 million for the comparable period in 2018, an 83% increase.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $18.3 million for the three months ended March 31, 2019, compared to $10.9 million for the comparable period in 2018.  The 67% increase in product revenue was primarily driven by sales of auto injector devices for use with Teva’s generic epinephrine product, needle-free devices to Ferring, multi-dose pens for use in Teva’s generic teriparatide product, XYOSTED™ and

Sumatriptan Injection USP, offset by a decrease in pre-launch inventory stocking of Makena® auto injectors to AMAG.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $0.9 million for the three months ended March 31, 2019, compared to $1.3 million for the comparable period in 2018. The decrease in development revenue was primarily a result of a reduction in development activities with AMAG for the Makena® auto injector product, which was approved by the FDA in February 2018 and is now a marketed product.  First quarter 2019 development revenue was primarily related to the Teva teriparatide development program as well as the development program with Pfizer.

Royalties are recognized based on in-market sales of products sold by our partners.  Royalty revenue was $4.1 million for the three months ended March 31, 2019 compared to $0.5 million for the same period in 2018, a 768% increase.  The significant increase in royalties for the first quarter of 2019 was attributable to increased royalties from AMAG’s Makena® auto injector product and Teva’s generic epinephrine product, which was launched in limited commercial quantities in the fourth quarter of 2018.

Operating expenses were $17.3 million for the first quarter of 2019 compared to $11.1 million in the comparable period of 2018.  The increase in operating expenses in the first quarter of 2019 was primarily due to additional sales and marketing expenses associated with the launch of XYOSTED®.

Net loss was $5.5 million for the first quarter of 2019, compared to $6.2 million in the comparable period in 2018.  Net loss per share was $0.03 for the quarter ended March 31, 2019 and $0.04 for the quarter ended March 31, 2018.

At March 31, 2019, cash and cash equivalents were $23.2 million compared to $27.9 million at December 31, 2018. During the first quarter of 2019, we generated $8.1 million in gross proceeds from the sale of common stock at an average price of $3.51 per share through the previously established at-the-market equity offering program, or ATM.

2019 Financial Guidance

The Company reaffirms total revenue guidance of $95.0 million to $105.0 million for 2019.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review first quarter 2019 financial results via webcast and conference call today, May 2, 2019, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing toll free 1-800-458-4121, or 1-323-794-2597.  Callers should reference the Antares Pharma conference call or conference identification code 2251670. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Webcasts & Presentations”.  A telephone replay of the conference call will be available from 11:30 a.m. ET on Thursday, May 2, 2019 through 11:30 a.m. ET on Saturday, June 1, 2019. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 2251670.

About Antares Pharma

Antares Pharma, Inc. is a combination drug device company focused on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in advanced stages of development, as well as

2 of 4

significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. and Pfizer Inc. (Pfizer).  Antares Pharma’s proprietary products include XYOSTED™ (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: market acceptance, adequate reimbursement coverage and commercial success of XYOSTED™ and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; successful completion of the transaction with Ferring International Center, S.A.; future market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including projects with Teva and Pfizer and our proprietary programs  for ATRS-1701 and our development program for the use of subcutaneous methotrexate for the treatment of ectopic pregnancy; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; achievement of the 2019 revenue guidance; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

3 of 4

ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		Increase
	2019	2018	(Decrease)
Revenue:
Product sales	$18,300	$10,949	67%
Licensing and development revenue	915	1,285	(29)%
Royalties	4,071	469	768%
Total revenue	23,286	12,703	83%
Cost of Revenue	10,946	7,186	52%
Gross profit	12,340	5,517	124%
Research and development	2,387	2,900	(18)%
Selling, general and administrative	14,935	8,236	81%
Total operating expenses	17,322	11,136	56%
Operating loss	(4,982)	(5,619)	(11)%
Other income (expense), net	(557)	(574)	(3)%
Net loss	$(5,539)	$(6,193)	(11)%
Basic and diluted net loss per common share	$(0.03)	$(0.04)
Basic and diluted weighted average common shares outstanding	160,446	156,724

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$23,238	$27,892
Accounts receivable	29,772	18,976
Inventories	13,378	11,350
Contract assets	9,445	10,442
Equipment, molds, furniture and fixtures, net	15,100	14,895
Goodwill, intangibles and right-of-use assets	3,693	1,926
Other assets	4,159	2,796
Total Assets	$98,785	$88,277

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$27,466	$23,132
Other current liabilities	7,336	4,061
Long-term liabilities	21,315	22,083
Stockholders’ equity	42,668	39,001
Total Liabilities and Stockholders’ Equity	$98,785	$88,277

4 of 4